Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated August 21, 2007 and April 23, 2007 relating to the financial statements and financial highlights which appear in the June 30, 2007 Annual Report to Shareholders of Phoenix Value Opportunities Fund, a series of Phoenix Equity Trust and in the February 28, 2007 Annual Report to Shareholders of Phoenix Focused Value Fund, a series of Phoenix Advisor Trust, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Boston, Massachusetts
January 14, 2008